Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective September 1, 2006 (the “Effective Date”), by and between DaVita Inc. (“Employer”) and Mark G. Harrison (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer hereby employs Employee to serve initially as Chief Financial Officer. Employee shall work out of Employer’s El Segundo, California headquarters. He shall report to the Chief Executive Officer. Employee accepts such employment on the terms and conditions set forth in this Agreement. Employee shall perform the duties of Chief Financial Officer, as well as other initial responsibilies as determined by Employer’s Chief Executive Officer, as well any additional or different duties or jobs as Employer deems appropriate. Employee agrees to devote substantially all of his time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, provided however, Employee may only serve on one Board of Directors for one other company with Employer’s express permission, which it may withhold at its discretion, and may pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with his ability to perform his duties, as determined by the Employer in its discretion. If Employee wants to serve on the Board of Directors of one other company, he shall notify Employer’s Chief Executive Officer and the Employer’s Board of Directors so that they can determine whether it is appropriate for him to serve on the Board of Directors of that other company. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Employee a base salary of $500,000 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The Base Salary will be reviewed each year during Employer’s annual review. Employer, in its sole discretion, may increase the Base Salary as a result of any such review.

2.2 Benefits. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3 Performance Bonuses.

(a) Employee shall be eligible to receive an annual discretionary performance bonus (the “Bonus”) between zero and $500,000, payable in a manner consistent with Employer’s practices and procedures, with consideration that Employee has neither requested nor received a signing bonus to compensate him for forfeited 2006 incentive bonus in his current position. The amount of the Bonus, if any, will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/its sole discretion. The bonus that is paid in 2006 shall be pro-rated based on Employee’s time in his position during 2006.

(b) Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

2.4 Starting Bonus. On the Effective Date, Employer shall pay Employee a starting bonus of $52,000, less standard withholdings and authorized deductions.

2.5 Vacation. Employee shall have vacation, pursuant to Employer’s standard executive vacation practice, subject to the approval of the Chief Executive Officer.

2.6 Stock Options. Employee shall receive options to purchase 125,000 shares of Employer stock. Such options shall have a five-year term and vest 25% on the first anniversary date of the grant, 8.33% on the 20th month of the grant, and 8.33% every 4 months thereafter. The exercise price shall be the closing price as reported on the New York Stock Exchange on the start date of this Agreement or on the date that appropriate approval has been given, whichever is later. The options will be reflected in a separate Stock Option Agreement.

2.7 Restricted Stock Units. On the Effective Date or on the date appropriate approval has been given, whichever date is later, Employee will receive 31,250 shares of Employer’s restricted stock units, entitling Employee to the same number of full shares of DaVita common stock, subject to the following vesting conditions: such restricted units shall vest over a five-year period, one-third vesting on the third, fourth, and fifth anniversary date of Employee’s date of hire. The terms of the restricted stock units will be reflected in a separate Restricted Stock Units Agreement.

2.8 Relocation.

(a) Employer shall pay certain of Employee’s reasonable relocation costs pursuant to its policies and practices, so long as those expenses have been previously approved by the Employer’s Chief Executive Officer. Employer shall provide Employee with information concerning its policies and practices. Employer shall gross up any relocation reimbursement paid to Employee to off-set any and all applicable taxes.

(b) To assist Employee with the cost of housing in California, Employer shall pay Employee $75,000 per year, less withholdings, for the first 3 years after he relocates. This payment shall be paid quarterly, in arrears.

(c) From the Effective Date of this Agreement through the date Employee relocates to California, but not later than June 30, 2007, unless extended by the Chief Executive Officer, Employer shall reimburse Employee for his car rental costs while in California and shall pay for the rental of an apartment in Southern California (the Employer’s General Counsel and Employee shall mutually agree on the place where Employee shall live), as well as reasonable travel back to Minnesota as agreed between Employee and Employer’s Chief Executive Officer. In addition, Employer shall provide Employee with reasonable access to the corporate apartment when Employee’s family comes to Los Angeles.

2.9 Indemnification. Employer agrees to indemnify Employee against and in respect of any and all claims, actions, or demands, in accordance with all applicable laws.

2.10 Legal Fees. If Employee hires an attorney to review this Agreement, Employer agrees to reimburse Employee for his reasonable attorneys’ fees and costs up to $3,000.

2.11 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of his duties hereunder.

2.12 Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 3. Provisions Relating to Termination of Employment.

3.1 Employment Is At-Will. Employee’s employment with Employer is “at will” and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below.

3.2 Termination for Material Cause. Employer may terminate Employee’s employment for Material Cause (as defined below) upon at least thirty (30) days’ advance written notice specifying in detail the cause for the termination and the intended termination date. Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination.

(a) Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for Material Cause, death, or Disability, or if Employee resigns within sixty (60) days following a Constructive Discharge (as that term is defined below), Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination or resignation, (ii) continue to receive his salary for the one-year period (“Severance Period”) following the termination of his employment, (iii) be entitled to continue to receive during the twelve (12)-month period following the effective date of such termination (the “COBRA Period”) the employee health insurance benefits set forth in Section 2.2 that he was receiving immediately before his termination at the same cost to him as he paid prior to his termination; and (iv) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

(b) If within six (6) years of the Effective Date of this Agreement, (i) Kent Thiry is no longer the Chief Executive Officer for reasons other than as a result of a Change of Control, (ii) the new Chief Executive Officer has worked for Employer for less than two years at the time he/she becomes the Chief Executive Officer, and (iii) within one year of this person becoming the new Chief Executive Officer, that person either hires someone else to be Employer’s Chief Financial Officer or has commenced a search for a new Chief Financial Officer, Employee shall be entitled to receive all of the benefits set forth in Section 3.3(a), above, except that he shall continue to receive his salary for the two-year period following the termination of his employment (the “Severance Period”), be entitled to continue to receive during the eighteen (18)-month period following the effective date of such termination (the “COBRA Period”) the employee health insurance benefits set forth in Section 2.2 that he was receiving immediately before his termination at the same cost to him as he paid prior to his termination, and shall receive a lump-sum severance of $150,000, less withholdings.

(c) The foregoing notwithstanding, in the event Employee accepts employment (as an employee or as an independent contractor) with another employer during the COBRA Period, (x) Employee shall immediately notify Employer of such employment and (y) Employer’s obligation to continue to provide certain health insurance benefits pursuant to the provisions set forth above shall terminate once Employee becomes eligible to participate in his new employer’s health benefit plan.

(d) Once Employee accepts employment (as an employee or as an independent contractor), Employer may reduce its obligation under clause (ii) of Section 3.3(a) and/or Section 3.3(b) dollar-for-dollar for every dollar Employee earns in base salary or other compensation (including fees earned as a consultant, fees earned as a director, signing bonus, performance bonus, special or other bonus) during the Severance Period from his new employer. Employee may not defer compensation with his new employer (including, but not limited to, performing non-compensated work during the Severance Period, only to start being compensated at the conclusion of the Severance Period) or take any other action in an effort to avoid the dollar-for-dollar reduction required by this Section 3.3 of the Agreement, and that if Employee does take such action, the Company’s obligations under this Section may be reduced accordingly by the Company it its discretion. Employee agrees to use reasonable efforts to find employment during the Severance Period.

(e) During the Severance Period, Employee agrees (1) to make himself available to answer questions and to cooperate in the transition of his duties, (2) to respond to any inquiries from the Compliance Department, including making himself available for interviews, and (3) to cooperate with Employer in the prosecution and/or defense of any claim, including making himself available for any interviews, appearing at depositions, and producing requested documents. Employer shall reimburse Employee for any out-of-pocket expenses he may incur, including travel costs, provided that Employee used the Employer’s travel department to arrange and purchase all travel-related expenses.

(f) Employee must execute the Employer’s standard Severance and General Release Agreement before being eligible to receive the severance benefits set forth above. All severance arrangements shall comply with the American Jobs Creation Act of 2004, all related regulations, and all other laws and regulations governing the payment of severances, including all waiting periods, as well as Employer’s severance policy.

3.4. Voluntary Resignation. Employee may resign from Employer at any time upon at least ninety (90) days’ advance written notice. If Employee resigns from Employer, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

3.5 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below), provided that either (i) immediately upon the effective date of such termination, Employee shall be eligible to receive full disability benefits under the disability insurance, if any, provided to Employee by Employer or (ii) Employer shall continue to pay the Base Salary to Employee until the first to occur of (A) full disability benefits are received or (B) one (1) year from the effective date of such termination.

3.6 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Change of Control” shall mean (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the

Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of Employer (including any transaction in which Employer becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which Employer does not survive, (iii) any merger or consolidation in which Employer survives, but the shares of Employer’s Common Stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of Employer after such merger or consolidation, and (iv) any transaction in which more than 40% of Employer’s assets are sold. However, despite the occurrence of any of the above-described events, a Change of Control will not have occurred if Kent Thiry remains the Chief Executive Officer or Executive Chair of Employer for at least one (1) year after the Change of Control or becomes the Chief Executive Officer or Executive Chair of the surviving company with which Employer merged or consolidated and remains in that position for at least one (1) year after the Change of Control.

(b) “Constructive Discharge” shall mean the occurrence of any of the following events after the date of a Change of Control without Employee’s express written consent: (i) the scope of Employee’s authority, duties and responsibilities are materially diminished or are not (A) in the same general level of seniority or (B) of the same general nature as Employee’s authority, duties, and responsibilities with Employer immediately before such Change of Control; (ii) the failure by Employer to provide Employee with office accommodations and assistance substantially equivalent to the accommodations and assistance provided to Employee immediately before such Change of Control; (iii) the principal office to which Employee is required to report is changed to a location that is more than twenty (20) miles from the principal office to which Employee is required to report immediately before such Change of Control; or (iv) a reduction by Employer in Employee’s Base Salary, bonus arrangement, or other material benefits as in effect on the date of such Change of Control.

(c) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(d) “Material Cause” shall mean any of the following: (i) conviction of a felony; (ii) the adjudication by a court of competent jurisdiction that Employee has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of Employer; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Employer or his designee that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; (v) an act of unlawful discrimination, including sexual harassment; (vi) any gross or willful misconduct or gross negligence by Employee in the performance of his duties; (vii) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute, (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program.

3.7 Notice of Termination. Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 6 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment.

3.8 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3, Section 4, and Section 5 shall survive termination of this Agreement.

Section 4. Certain Covenants of Executive.

4.1 Confidential Information.

(a) Employee acknowledges and agrees that: (i) in the course of his employment by Employer, it will or may be necessary for Employee to create, use, or have access to (A) technical, business, or customer information, materials, or data relating to Employer’s present or planned business that has not been released to the public with Employer’s authorization, including, but not limited to, confidential information, materials, or proprietary data belonging to Employer or relating to Employer’s affairs (collectively, “Confidential Information”) and (B) information and materials that concern Employer’s business that come into Employer’s possession by reason of employment with Employer (collectively, “Business Related Information”); (ii) all Confidential Information and Business Related Information are the property of Employer; (iii) the use, misappropriation, or disclosure of any Confidential Information or Business Related Information would constitute a breach of trust and could cause serious and irreparable injury to Employer; and (iv) it is essential to the protection of Employer’s goodwill and maintenance of Employer’s competitive position that all Confidential Information and Business Related Information be kept confidential and that Employee not disclose any Confidential Information or Business Related Information to others or use Confidential Information or Business Related Information to Employee’s own advantage or the advantage of others.

(b) In recognition of the acknowledgment contained in Section 4.1(a) above, Employee agrees that, during the term of this Agreement and thereafter until the Confidential Information and/or Business Related Information becomes publicly available (other than through a breach by Employee), Employee shall: (i) hold and safeguard all Confidential Information and Business Related Information in trust for Employer, its successors, and assigns;

(ii) not appropriate or disclose or make available to anyone for use outside of Employer’s organization at any time, either during employment with Employer or subsequent to the termination of employment with Employer for any reason, any Confidential Information and Business Related Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to Employer; (iii) keep in strictest confidence any Confidential Information or Business Related Information; and (iv) not disclose or divulge, or allow to be disclosed or divulged by any person within Employee’s control, to any person, firm, or corporation, or use directly or indirectly, for Employee’s own benefit or the benefit of others, any Confidential Information or Business Related Information.

(c) Employee agrees that all lists, materials, records, books, data, plans, files, reports, correspondence, and other documents (“Employer material”) used or prepared by, or made available to, Employee shall be and remain property of Employer. Upon termination of employment, Employee shall immediately return all Employer material to Employer, and Employee shall not make or retain any copies or extracts thereof.

(d) Employee also agrees that he will not become employed by any Person (as defined in Section 4.2 below), as an employee or independent contractor, in which he will be obligated to disclose or use Confidential Information or Business Related Information or where such disclosure would be inevitable because of the nature of his position. He also agrees that, for a period of two years after the termination of his employment (for any reason), he will not provide advice to any Person concerning the negotiation of any agreements with Employer. Similarly, he will not negotiate any agreements on behalf of any Person with Employer during this two-year period. Employee shall confirm, in writing, that he is complying with the terms of this provision upon the reasonable request of the Employer.

4.2. Competition. Employee agrees that during the term of this Agreement and for a period of one (1) year after the termination of his employment with Employer for any reason (or for a period of two years if Employee is receiving a severance pursuant to Section 3.3(b)), he shall not: (i) be an officer, director, consultant, partner, owner, stockholder, employee, creditor, agent, trustee, independent contractor, director, or advisor on a paid or unpaid basis of any individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that either is in the business of or, directly or indirectly, derives any economic benefit from providing, arranging, offering, managing, or subcontracting dialysis services or renal care services; (ii) directly or indirectly, own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than Employer and its subsidiaries and affiliates) engaged in any activity in the United States or in those countries outside the United States in which Employer or any of its subsidiaries or affiliates had conducted any business during Employee’s employment hereunder, where such activity is similar to or competitive with the activities carried on by Employer or any of its subsidiaries or affiliates; (iii) be an officer, director, consultant, partner, owner, stockholder, employee, creditor, agent, trustee, independent contractor, director, or advisor on a paid or unpaid basis of and Person that has been or may currently be a supplier to or client of Employer; or (iv) be an officer, director, consultant, partner, owner, stockholder, employee, creditor, agent, trustee, independent contractor, director, or advisor on a paid or unpaid basis for any physician group, affiliated physician group, or physician partners who provide nephrology-related services. As used herein, the term “dialysis services” or “renal care services” includes, but shall not be limited to, all dialysis services and nephrology-related services provided by Employer at any time during the period of Employee’s employment, including, but not limited to, hemodialysis, acute dialysis, apheresis services, peritoneal dialysis of any type, staff-assisted hemodialysis, home hemodialysis, dialysis-related laboratory and pharmacy services, access-related services, drug purchasing, drug distribution, Method II dialysis supplies and services, nephrology practice management, vascular access services, disease management services, pre-dialysis education, ckd services, or renal physician/center network management, and any other services or treatment for persons diagnosed as having end stage renal disease (“ESRD”) or pre-end stage renal disease, including any dialysis services provided in an acute hospital. The term “ESRD” shall have the same meaning as set forth in Title 42, Code of Federal Regulations 405.2101 et seq. or any successor thereto. Employee acknowledges that the nature of Employer’s activities is such that competitive activities could be conducted effectively regardless of the geographic distance between Employer’s place of business and the place of any competitive business. Notwithstanding anything herein to the contrary, such activities shall not include the ownership of 1% or less of the issued and outstanding stock, which is purchased in the open market, of a public company that conducts business that is similar to or competitive with the business carried on by the Employer or any of its subsidiaries or affiliates.

Notwithstanding anything set forth herein, Employee shall not be prohibited from being employed (as an employee or independent contractor) by any Person that provides dialysis services and/or renal care services, as those terms as defined above, so long as such services constitutes no more than 5% of that Person’s total business operations and so long as Employee complies with the other terms of this Agreement. .

Employee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete is reasonable. In particular, Employee agrees that his position is national in scope and that he will have an impact on every location where Employer currently conducts and will conduct business. Therefore, Employee acknowledges and agrees that, like his position, this covenant cannot be limited to any particular geographic region.

4.3 Solicitation of Employees. Employee promises and agrees that he will not, for a period of one (1) year after the termination of his employment (for any reason) (or for a period of two years if Employee is receiving a severance pursuant to Section 3.3(b)),, directly or indirectly, (a) solicit any of Employer’s employees to work for any Person, (b) hire any of Employer’s employees to work (as an employee or an independent contractor) for any Person, or (c) take any action that may reasonably result in any of Employer’s employees going to work (as an employee or an independent contractor) for any Person.

4.4 Other solicitation. Employee promises and agrees that during the term of this Agreement and for a period of one (1) year after the termination of his employment for any reason (or for a period of two years if Employee is receiving a severance pursuant to Section 3.3(b)),, he shall not, directly or indirectly: (i) induce any patient or customer of Employer, either individually or collectively, to patronize any competing dialysis facility; (ii) request or advise any patient, customer, or supplier of Employer to withdraw, curtail, or cancel such person’s business with Employer; (iii) enter into any contract the purpose or result of which would benefit Employee if any patient or customer of Employer were to withdraw, curtail, or cancel such person’s business with Employer; (iv) solicit, induce, or encourage any physician (or former physician) affiliated with Employer or induce or encourage any other person under contract with Employer to curtail or terminated such person’s affiliation or contractual relationship with Employer; (v) disclose to any Person the names or addresses of any patient or customer of Employer or of any physician (or former physician) affiliated with Employer; or (vi) disparage Employer or any of its agents, employees, or affiliated physicians in any fashion.

4.5 Enforcement. In the event that any part of this Section 4 shall be held unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions had not been a part hereof. In the event that the area, period of restriction, activity, or subject established in accordance with this Section 4 shall be deemed to exceed the maximum area, period of restriction, activity, or subject that a court of competent jurisdiction deems enforceable, such area, period of restriction, activity, or subject shall, for the purpose of Section 4, be reduced to the extent necessary to render them enforceable.

4.6 Equitable Relief. Employee agrees that any violation by Employee of any covenant in Section 4 will or would cause Employer to suffer irreparable injury, the exact amount of which will be difficult to ascertain. For that reason, Employee agrees that Employer (or any of its subsidiaries) shall be entitled, as a matter of right, to a temporary, preliminary, and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Employee. Such injunctive relief shall be in addition to and in no way limit any and all other remedies Employer shall have in law and equity for the enforcement of such covenants and provisions. Employee consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from any further violation of the covenants and provisions of Section 4.

Section 5. Miscellaneous.

5.1 Entire Agreement; Amendment. This Agreement and the separate Stock Option and Restricted Stock Unit Agreements represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

5.3 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to

Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer with a copy to the General Counsel of Employer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.4 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.5 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.6 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.7 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.8 Applicable Law. This Agreement shall be governed by the same state laws that govern the Chief Executive Officer’s employment agreement, without regard to the principles of conflicts of laws.

5.9 Excess Parachute Payment. Upon approval by the Employer’s Board of Directors of an excess parachute payment plan or program, Employer shall provide Employee with excess parachute payment protection that is consistent with his position as one of the top officers of the Company and that is consistent with what his peers (as determined by the Chief Executive Officer) are receiving pursuant to the Board-approved execess parachute payment plan or program.

5.10 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

DAVITA INC.		EMPLOYEE

By	/s/ Tom Usilton	/s/ Mark G. Harrison
	Tom Usilton	Mark G. Harrison
Group Vice President

Approved as to Form

/s/ Steven M. Cooper
Steven M. Cooper
Assistant General Counsel - Labor